Exhibit 23(G)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-1) and related prospectus of TIAA Real Estate Account of our reports dated October 20, 2014 with respect to the statement of revenues and certain direct operating expenses of 55 Second Street, San Francisco, California for the year ended December 31, 2013 and the statement of revenues and certain direct operating expenses of The Plaza America Shopping Center, Reston, Virginia for the year ended December 31, 2013 and our report dated April 6, 2015 with respect to the statement of revenues and certain direct operating expenses of 837 Washington Street, New York, New York for the period July 8, 2014 (commencement of operations) to December 31, 2014.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York
April 22, 2015